Exhibit 8.2

December 7, 2018

Blue Ridge Mountain Resources, Inc.

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

Ladies and Gentlemen:

We have acted as counsel to Blue Ridge Mountain Resources, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger dated as of August 25, 2018 (the “Merger Agreement”), by and among the Company, Eclipse Resources Corporation, a Delaware corporation (the “Parent”), and Everest Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

This opinion of counsel (our “Tax Opinion”) is being furnished to you pursuant to Section 7.3(d) of the Merger Agreement. In connection therewith, we have examined and relied upon the facts, information, statements, representations, and covenants contained in (i) the consent solicitation statement/information statement/prospectus (the “Consent Solicitation Statement/Information Statement/Prospectus”), which forms part of the Registration Statement on Form S-4, as amended (File No. 333-227815), of the Parent (the “Registration Statement”), that was filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2018, (ii) all submissions to the SEC related to clause (i), (iii) the Merger Agreement, (iv) the representation letters, dated the date hereof, delivered to us by the Parent and the Company (the “Representation Letters”), and (v) such other documents and records, and information provided to us by the Parent and the Company as we have deemed necessary or appropriate as a basis for this Tax Opinion. References to each of the documents above include references to any exhibits, attachments, appendices, and schedules thereto. Our Tax Opinion assumes and is conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, statements, representations, and covenants set forth in each of the documents referred to above, which we have neither investigated nor verified. Our Tax Opinion further assumes that all of the facts, information, statements, representations, and covenants set forth in the Representation Letters are true, correct, and complete, and at the Effective Time will be true, correct and complete, in each case without regard to any qualification for knowledge or belief.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic, or facsimile copies, and the authenticity of the originals of such documents. We also have assumed that the Merger will be

Bracewell LLP	T: +1.713.223.2300 F: +1.800.404.3970 711 Louisiana Street, Suite 2300, Houston, Texas 77002-2770 bracewell.com

AUSTIN  CONNECTICUT  DALLAS  DUBAI  HOUSTON  LONDON  NEW YORK   SAN ANTONIO  SEATTLE  WASHINGTON, DC

December 7, 2018

consummated in the manner described in the Registration Statement and Merger Agreement, and that none of the terms and conditions in the Merger Agreement will have been waived or modified in any respect. Any inaccuracy in any of the aforementioned facts, information, statements, representations, or assumptions, or any breach of any of the aforementioned covenants (including on account of events occurring subsequent to the Effective Time), could adversely affect our Tax Opinion.

Subject to the foregoing and subject to the assumptions, conditions, limitations, and qualifications described herein, it is our opinion that the Merger will qualify as a reorganization under Section 368(a) of the Code.

Our Tax Opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all of the date hereof. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our Tax Opinion is not binding on the Internal Revenue Service (the “IRS”) or any court and will not preclude the IRS or a court from adopting a contrary position. We express no other opinion regarding the state, local, foreign, or other tax consequences, of the Merger.

Our Tax Opinion is delivered to you solely for the purposes of the Registration Statement in connection with the Merger. We consent to the filing of our Tax Opinion with the SEC as Exhibit 8.2 to the Registration Statement and to the references to our firm name in the Consent Solicitation Statement/Information Statement/Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Sincerely,

/s/ Bracewell LLP